Intellect Neurosciences, Inc. Issues Letter to Shareholders

Exhibit 99.1

NEW YORK, July 30, 2014 (GLOBE NEWSWIRE) — Intellect Neurosciences, Inc. (OTCPNK: ILNS), a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease today issued the following Letter to Shareholders from Elliot Maza, newly appointed Chairman and CEO.

Dear Intellect Stakeholder,

During the past several months, the Board of Directors of Intellect Neurosciences conducted a thorough review of the Company’s programs, finances and capital structure to determine how best to leverage the Company’s valuable asset portfolio. The Board determined that three objectives must be satisfied to deliver an aggressive and transformational change to the status quo:

1.	The infusion of sufficient funds to support ongoing operating expenses and further development of the Company’s core Alzheimer’s Tau C3 monoclonal antibody technology;

2.	The streamlining of the Company’s complicated capital structure by substantially reducing the outstanding amount of convertible preferred stock previously issued by the Company and eliminating “ratchet anti-dilution” provisions contained in the Company’s outstanding convertible securities and warrants, which reduce the conversion price of such securities upon the occurrence of certain events; and

3.	The appointment of a new Chief Executive Officer to spearhead the Company’s drive towards monetization.

I am pleased to report that the strategic financing transaction and other corporate events described in the Form 8-K that the company filed today with the SEC is a significant step towards fulfilling these objectives:

1.	Three of our largest existing shareholders invested a total of $1.2 million of funds needed to advance our Alzheimer’s Tau C3 monoclonal antibody technology, pay for maintaining our patent estate that, among other things, is the foundation of our valuable contract with Shire Pharmaceuticals related to the development of OX1 for Friedreich Ataxia and support our ongoing operations;

2.	Certain shareholders surrendered a total of $16.75 million of Convertible Preferred Stock and more than 50 million warrants in exchange for nominal consideration and a majority of the holders of Series B, Series C, Series D and Series E Convertible Preferred Stock and the holders of the Company’s outstanding Convertible Notes and Warrants previously issued by the Company agreed to eliminate the ratchet anti-dilution provision going forward; and

3.	The Board appointed Elliot Maza, JD, CPA, currently CFO and Director, as Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors.

More specifically, the financing that we announced today will provide the Company with the necessary financial resources to:

•	Fund all patent related expenses that we are currently obligated to pay under the Company’s contract with Shire Pharmaceuticals covering Intellect's OX1 molecule, an antioxidant containing indole-3-propionic acid. In September 2011, we entered into an Exclusive License Agreement with ViroPharma related to OX1. In January 2014, ViroPharma merged with Shire Pharmaceuticals. In a letter dated February 5, 2014, Shire informed us that all existing work under the License Agreement regarding the development of OX1 will continue. Shire is developing OX1 as a treatment for Friedreich’s Ataxia and possibly other diseases for which OX1 may qualify for orphan drug designation. Under the License Agreement, Intellect is entitled to an aggregate of up to $120 million in milestone payments from Shire and a tiered royalty based on annual net sales assuming successful advancement of the product to market; of which there can be no assurance;

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•	Fund further animal studies related to TauC3, Intellect’s unique Alzheimer's drug candidate. Intellect's exclusive license from Northwestern University to TauC3 for all therapeutic and diagnostic applications remains in full force and effect. TauC3 is a high affinity IgG monoclonal antibody that uniquely binds to Asp421 at the C-terminus of Δtau, believed to be an important mediator in tau pathology;

•	Fund exploratory pre-clinical studies related to CONJUMAB-A, a humanized monoclonal antibody specific for amyloid beta (Aβ). Its uniqueness is that the antibody is chemically conjugated through a maleimide-based linker to N-acetyl 5-methoxytryptamine (aka melatonin), a potent antioxidant that has anti-amyloidogenic, anti-inflammatory and anti-apoptotic properties. We are promoting CONJUMAB-A as a particularly effective therapeutic candidate for Age Related Macular Degeneration (AMD) the leading cause of blindness in elderly people.

•	Fund litigation expenses related to our ongoing dispute with one of our licensees. We remain confident about prevailing in this dispute; although there can be no assurance that we will prevail.

•	Maintain Dr. Daniel Chain, the Company’s founder, developer of its technology and former CEO and Chairman of the Board, as a consultant to the Company to provide insight and guidance necessary to advance the Company’s asset portfolio.

In an effort to increase shareholder awareness of the Company’s progress, the Board has asked me to communicate with our stakeholders on a regular basis through meetings, published updates and timely responses to shareholder queries addressed to the Company at ir@intellectns.com.

I look forward to updating you on our progress going forward and appreciate your support. Thank you.

Sincerely,

/s/ Elliot Maza
Chief Executive Officer & CFO

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this letter made by representatives of Intellect Neurosciences relating to matters that are not historical facts , including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those discussed in Intellect's Annual Report on Form 10-K (file no. 333-128226) filed on October 15, 2013 and Quarterly Report on Form 10-Q (file no. 333-128226), filed on May 20, 2014.

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